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                                                                  EXHIBIT 8.4


                       [LETTERHEAD OF HOWARD - MACKIE]




March 20, 1995





Sidley & Austin                                  DEKALB Energy Company
One First National Plaza                         3100 Sycamore Road,
Chicago, Illinois                                Dekalb, Illinois
U.S.A. 60603                                     USA 60115

ATTENTION: WILBUR C. DELP, JR.                   ATTENTION: JOHN H. WITMER, Jr.


Dear Sirs;


RE:  MERGER INVOLVING APACHE CORPORATION ("APACHE")
     AND DEKALB ENERGY COMPANY ("DEKALB")


We have acted as Canadian tax counsel to you in connection with the proposed merger of XPX Acquisitions, Inc. ("Merger Sub"), which is a wholly-owned subsidiary of Apache, with and into DEKALB, pursuant to the Amended and Restated Agreement and Plan of Merger dated December 21, 1994 among Apache, Merger Sub and DEKALB (the "Merger Agreement"). The merger contemplated by the Merger Agreement is referred to herein as the "Merger". We are providing this opinion to you at your request with respect to the Canadian federal income tax consequences of the Merger to Apache, Merger Sub, DEKALB and DEKALB Energy Canada Ltd. as well as Canadian resident shareholders and optionholders of DEKALB.


Our opinion is based on the current provisions of the Income Tax Act (Canada) (the "Act") and the regulations thereunder (the "Regulations"), the current provisions of the Canada-U.S. Income Tax Convention 1980 (the "Treaty"), proposed amendments to the Act, the Regulations and the Treaty publicly announced to the date hereof, our understanding of the current assessing and administrative policies and practices of Revenue Canada, Customs, Excise and Taxation and any existing case-law, any of which may be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which our opinions are based.

Our opinion is based on the assumption that the facts and proposed transactions set forth in the Merger Agreement, including the representations and warranties made by the parties therein, are accurate and complete. We have not undertaken any independent verification of such assumptions. In addition, we have assumed that Apache and Merger Sub do not own any property in Canada, and we have relied on an opinion of Sidley & Austin as to the legal effect of the Merger under Delaware corporate law, a copy of which opinion is attached hereto.

Based upon and subject to the foregoing, we are of the opinion that:

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                       [LETTERHEAD OF HOWARD - MACKIE]

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     (a) no gain or loss will be recognized by Apache, Merger Sub or
         DEKALB under the Act or the Regulations as a result of the Merger; and

     (b) subject to the qualifications set out therein, the discussion which appears under the heading "The Merger --
         Certain Income Tax Consequences -- Canadian Federal Income
         Tax" in the Registration Statement on Form S-4 (Registration No. 33-57321) (the "Registration Statement") filed by Apache with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the Merger, is a general summary of the material Canadian federal income tax consequences of the Merger applicable to Apache, Merger Sub and DEKALB and to holders of DEKALB shares and DEKALB options who are residents of Canada for the purposes of the Act and that the discussion which appears under the heading "Summary -- The Merger -- Certain Income Tax Consequences --
         Canadian Federal Income Tax" is a reasonable synopsis of such general summary.

This opinion is solely for the benefit of the addressees hereof and may not be relied upon for any other purpose or by any other person without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to Howard, Mackie being named in the Registration Statement.


Yours sincerely,

    HOWARD, MACKIE

/s/ HOWARD, MACKIE



RDF*kb



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                       [LETTERHEAD OF SIDLEY & AUSTIN]



                               March 20, 1995



Howard, Mackie
1000 Canterra Tower
400 Third Avenue S.W.
Calgary, Alberta
T2P 4H2


Ladies and Gentlemen:

                 We refer to the Amended and Restated Agreement and Plan of Merger dated as of December 21, 1994 (the "Merger Agreement") among Apache Corporation, a Delaware corporation ("Apache"), XPX Acquisitions, Inc., a Delaware corporation and a wholly-owned subsidiary of Apache ("Sub"), and DEKALB Energy Company, a Delaware corporation ("DEKALB" and, together with Sub, the "Constituent Corporations"), providing for the merger (the "Merger") of Sub into DEKALB, which will thereupon become a wholly-owned subsidiary of Apache.

                 We understand that DEKALB has requested your opinion (the "Opinion") with respect to certain legal questions arising under the Income Tax Act (Canada), which is to be filed as an Exhibit to the Registration Statement on Form S-4 (Registration No. 33-57321) (the "Registration Statement") filed by Apache with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the Merger.

                 As counsel for DEKALB, we are of the opinion that, at the Effective Time (as defined in Section 1.2 of the Merger Agreement), pursuant to
Section 259 of the General Corporation Law of the State of Delaware, the separate existence of Sub will cease and DEKALB, as the surviving corporation in the Merger, will possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations, and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as all other things in action or belonging to

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Howard, Mackie
March 20, 1995
Page 2



each of the Constituent Corporations, will be vested in DEKALB. Accordingly, DEKALB will not be considered to have transferred or otherwise disposed of any property, real, personal or mixed, by virtue of the Merger.

                 For the purpose of rendering the foregoing opinion, we have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for this opinion.

                 This opinion is limited to the General Corporation Law of the State of Delaware.

                 H. Blair White, a partner of this Firm, is a member of the Board of Directors of DEKALB.

                 We hereby consent to your filing of this opinion together with the Opinion as an Exhibit to the Registration Statement.

                 This opinion is being delivered solely for the benefit of the person to whom it is addressed; accordingly, it may not be quoted, filed with any governmental authority or other regulatory agency or otherwise circulated or utilized for any other purpose without our prior written consent.



                                                    Very truly yours,


                                                    /s/ SIDLEY & AUSTIN